Exhibit 99.1

PFSweb, Inc. NasdaqCM:PFSW

FQ1 2018 Earnings Call Transcripts

Thursday, May 10, 2018 9:00 PM GMT

Call Participants

EXECUTIVES

Cody Slach
Director of Investor Relations

Michael C. Willoughby
Chief Executive Officer and Director

Thomas J. Madden
Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

ANALYSTS

George Frederick Sutton
Craig-Hallum Capital Group LLC, Research Division

Kara Lyn Anderson
B. Riley FBR, Inc., Research Division

Mark Nicholas Argento
Lake Street Capital Markets, LLC, Research Division

Thomas Steven Champion
Cowen and Company, LLC, Research Division

Timothy Elmer Klasell
Northland Capital Markets, Research Division

Unknown Analyst

Presentation

Operator

Good afternoon, everyone, and thank you for participating in today's conference call to discuss PFSweb's Financial Results for the First Quarter ended March 31, 2018.

Joining us today are PFSweb's CEO, Mr. Mike Willoughby; the company's CFO, Mr. Tom Madden; and the company's outside Investor Relations Advisor, Cody Slach with Liolios Group. Following their remarks, we'll open the call for your questions.

I would now like to turn the call over to Mr. Slach for some introductory comments. Please go ahead.

Cody Slach
Director of Investor Relations

Thanks, Melissa. Before we go further, I'd like to make the following remarks concerning forward-looking statements. All statements in this call, other than historical facts, are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, confidence, target, project and other similar expressions typically are used to identify forward-looking statements. The full disclaimer relating to forward-looking statements as well as certain non-GAAP metrics used in our filings and this presentation can be found in the Investors section of the PFSweb website under Safe Harbor statement.

I'd like to remind everyone, this call will be available for replay through May 24, starting at 8:00 p.m. Eastern tonight. A webcast replay will also be available via the link provided in today's press release, as well as available on the company's website at pfsweb.com. Any redistribution, retransmission or rebroadcast of this call in any way without the expressed written consent of PFSweb is strictly prohibited.

Now I'd like to turn the call over to the Chief Executive Officer of PFSweb, Mr. Mike Willoughby. Mike?

Michael C. Willoughby
Chief Executive Officer and Director

Thank you, Cody, and good afternoon, everyone. Before getting into our business and financial update, as you listen to the call today, you will hear us provide additional insight into our business units through which we deliver our end-to-end e-commerce service offering.

Our PFS business unit provides operations services, including order fulfillment, customer care, order management technology and payment services and fraud management activities. This business is characterized by monthly recurring revenue, multiyear engagements and gross margins generally in the 20% to 30% overall range for services hosted in PFS operated facilities.

Our LiveArea business unit provides professional services, including commerce and digital experience strategy, creative and digital marketing, and technology platform development and integration. While LiveArea does have recurring revenue characteristics from digital marketing and managed services retainers, as well as a high level of reoccurring projects with existing clients, it is primarily driven by project engagements that are discrete in nature.

We generally target services gross margins in this business to be between 40% and 50%. Now moving on to the first quarter. We continue to perform at a high level for clients while executing on our profitability initiatives from 2017. This contributed materially to our strong service fee gross margin for the quarter as did a greater proportion of revenue coming from our higher-margin LiveArea business unit. As a result, we experienced our third consecutive quarter of double-digit adjusted EBITDA growth. I'm also pleased to announce that we made significant progress on our business unit segmentation during the quarter.

For the first time, we are providing revenue, gross profit, direct operating expenses and adjusted EBITDA contribution for each segment, which is aimed to provide shareholders with valuable insight and transparency into the financial performance of our business.

Our PFS business unit generated approximately $35.4 million of service fee equivalent revenue, or SFE revenue, for the quarter with a strong service fee gross margin of about 27%. The strong PFS performance was a result of higher-than-forecasted transactional volumes for certain clients.

PFS also experienced incremental project activities as we reconfigured certain client solutions after the holiday and completed the planned transition of a large client engagement that did not meet our margin targets, which we had previously discussed.

Service fee gross margin for the PFS operations business increased 680 basis points year-over-year to 27.4% with the improvement driven primarily by improved operational efficiency and increase in higher-margin one-time project revenue and a focus on higher-margin PFS engagements and service offerings. Our LiveArea business unit generated service fee revenue of approximately $21.6 million at a strong service fee gross margin of about 52%. While still reflecting 7% growth year-over-year, the service fee revenue performance was impacted by previously disclosed lower Q4 2017 bookings and a few large project starts slipping from Q1 into Q2.

The delay in project starts also resulted in the underutilization of certain billable resources within LiveArea for Q1, which negatively impacted this business unit's direct operating expense for the quarter.

On an overall basis, the company's SFE revenue was almost $57 million for Q1 at a very strong service fee gross margin of about 37%, producing a corporate adjusted EBITDA of approximately $4.4 million.

Now before commenting further on how we wrapped up the quarter operationally and with our business development activities, I'd like to turn the call over to Tom to discuss our financial results in more detail. Tom?

Thomas J. Madden
Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

Thanks, Mike, and good afternoon, everyone. Let me provide some highlights of the results for Q1.

As expected, we did see a slight year-over-year reduction in Q1 SFE revenue, which decreased to $56.9 million as compared to $57.9 million in the prior year period. However, SFE gross margin increased significantly as compared to the prior year, improving 610 basis points to 37% with the improvement driven primarily by revenue mix, cost management initiatives and the transition of certain lower margin engagements.

For the first quarter of 2018, adjusted EBITDA increased 21% to $4.4 million compared to $3.7 million in Q1 of 2017. As a percentage of SFE revenue, adjusted EBITDA increased 140 basis points to 7.7%.

Turning to the balance sheet. At March 31, 2018, cash and cash equivalents totaled $16.6 million and total debt was $42.7 million, resulting in a net debt position of approximately $26.1 million, which compares favorably to a net debt position of $28.2 million at December 31, 2017.

Now let's discuss the financial presentation of our two business units, LiveArea professional services and PFS operations. Before getting into the details, let me remind you that as Mike alluded to earlier, we have recently changed our organizational structure in an effort to create more effective and efficient operations and to improve client and service focus. As a result, the company is now presenting supplemental financial data based on the reportable operating business segments of its PFS operations and LiveArea professional services units, which are comprised of strategic businesses that are defined by the types of service offerings they provide.

In addition, certain costs that are not fully directly allocable to a business unit are presented as corporate, selling general and administrative expenses. You will see in the last two pages of the financial tables provided in the earnings release from today that we have provided segment financial data for the three months ended March 31, 2018 and 2017. We are continuing to evaluate our segregation of costs among the business units with the expectation that in the future, additional costs may be reclassified from the corporate selling and administrative costs to one of the two operating business units, and certain costs that have historically been considered within our direct operating expense, or selling, general and administrative expenses, may be reclassified into cost of fees in the future.

While this will have no impact on our adjusted EBITDA, it would impact the classification of costs between the cost of fees versus operating expense buckets. If we do so, we will provide the impact at our historical data as well in order to maintain appropriate year-over-year comparisons.

The segment financial data for the three months ended March 31, 2017 reflects our current assessment for that period by business segment as if the PFS operations and LiveArea professional services segmentation had occurred as of the beginning of that period. We are hopeful that you will find this increased visibility and transparency into each of the two business areas insightful.

Now let's quickly review our 2018 outlook. For our 2018, we are maintaining our previously issued guidance and continue to expect consolidated service fee equivalent revenue to range between $237 million and $247 million, reflecting up to 5% growth from 2017. We also continue to target company-wide adjusted EBITDA to range between $24 million and $26 million, reflecting up to a 13% increase from 2017.

We continue to expect LiveArea to experience a high single-digit to low double-digit growth rate with a projected revenue level of $95 million to $100 million. And PFS SFE revenue is expected to range from decreasing slightly to staying relatively flat on a year-over-year basis, resulting in a SFE revenue range of $142 million to $147 million in 2018.

From a quarterly perspective, as we look ahead to the June quarter, we are currently expecting that our Q2 SFE revenue and adjusted EBITDA profitability will be sequentially lower as compared to Q1 with increases then projected as we look ahead into Q3 and Q4 as we don't expect to see the same level of excess transactional volumes in PFS operations project activity that we saw in Q1. One final item that I will mention is that like all public companies, our first quarter included the adoption of the new U.S. GAAP revenue recognition and disclosure requirements. While our financial statements properly reflect the amounts under the new guidance, we are still in the process of finalizing information required under certain new footnote disclosures. As such, we expect to have a slight one to two-day delay in filing our 10-Q for the March 2018 period as we complete this activity.

This concludes my prepared remarks. And I'll turn the call back over to Mike. Mike?

Michael C. Willoughby
Chief Executive Officer and Director

Thank you, Tom. As I mentioned earlier and as reflected in Tom's prepared comments, we are continuing to make good progress in providing more insight into our individual business units for the investment community.

And so looking specifically at the PFS business unit, our long-term SFE revenue growth rate target is 5% to 10%. However, our primary objective is improved profitability through focus on higher-margin engagements and improved efficiency with our service offerings. This focus is expected to result in moderated top line growth for PFS this year, as Tom indicated.

Overall, I'm very pleased with the operational and financial performance of the PFS business unit during this quarter. Our PFS results for the quarter reflect stronger-than-expected order volumes from several clients, including some of our new launches. Our gross margin and adjusted EBITDA results for the business unit also benefited from launches during the quarter that started to perform within our targeted gross margin range almost immediately after launch, compared to the 90 to 120 days we typically expect to achieve targeted profitability after go live. This improvement is a result of a sales focus on expanding current client engagements, targeting clients in established vertical markets and an improved operational approach to managing client implementations in our facilities and within our technology solution. I look forward to working hard for the remainder of the year to build on this solid start.

Turning to PFS business development activities, we had a strong start to the year in new sales opportunities. In the first quarter, we signed contracts for four new programs worth a combined approximate $7.5 million in average annual contract revenue based on current client projections. Average annual contract value is a revised metric we will report moving forward, replacing lifetime contract value that we have used the past several years. For more information on average annual contract value and other key measures discussed in this call, please refer to the Investors section of our corporate website at corporate.PFSweb.com.

To comment on a few of these new programs, on our last call, I referred to an order fulfillment solution for a new luxury cosmetic brand that had been signed and launched in the first quarter. This implementation included our first technology integration with the Shopify e-commerce platform and worked very well. And we will continue to selectively deploy our capabilities with clients on the popular Shopify platform, who could be a good fit for our suite of services while meeting our profitability guidelines.

In addition, we signed a contract to launch 3 additional brands under a master services agreement with a major health and beauty client. We will be providing our full suite of operation services for each of these brands, bringing the total portfolio of brands under this master agreement to 16, with these brands scheduled to go live in the second quarter.

Lastly, we signed an agreement to launch a new end-to-end program built on the Magento e-commerce platform for an existing consumer packaged goods client. This client is launching a new product line into the market, and we will be providing services from both the PFS and LiveArea business units. Go live is scheduled for early in the third quarter.

We continue to maintain a strong PFS pipeline that fits our refocused objective as smaller, higher-margin opportunities within our established verticals. On our last call, we reported that at the end of 2017, we maintained 163 active client engagements across both business units to provide contracted, recurring revenue services. Moving forward, we will report an active client metric for each business unit to give our audience a sense of size and growth each quarter.

Using the same recurring revenue services definition for a client engagement, at the end of Q4 2017, 82 of our client engagements were receiving services from PFS operations. At the end of the first quarter 2018, the PFS operations business maintained 85 active client programs representing 68 brands.

Once again, as a reminder, the definition for PFS client engagement can be found on our corporate website.

Now looking at the LiveArea business unit, our long-term service fee revenue growth rate target is 10% to 15% with sustained gross margin in the range of 40% to 50%. LiveArea Q1 revenues grew approximately 7% compared to Q1 of 2017, reflecting the slower than expected project starts that I mentioned earlier. However, our sales team worked hard to close new business early in Q1 as reflected in the strong LiveArea bookings for the quarter. Our LiveArea operations team has been making certain adjustments to contract and permanent staff levels in order to better manage utilization rates and respond to the mix of projects.

With that said, we had a very strong start to the year in LiveArea new sales opportunities. In the first quarter, we signed contracts for projects and retainers worth approximately $15.4 million in project and average annual contract value, a year-over-year increase of 56% compared to Q1 of 2017.

Moving forward, we intend to continue to report project bookings, which consist of expected revenue related to one-time projects for new and current clients and also includes average annual contract value for new retainers we have a contract to provide services on a recurring basis to LiveArea clients.

Overall, I'm very encouraged by our strong sales start to the year and the solid pipeline of project and retainer opportunities we are carrying. I'm looking forward to working hard the remainder of the year to leverage the strong bookings for Q1 to drive increased revenue for the LiveArea business unit in the back half of the year.

For a little color on the activities within LiveArea for the quarter, we are pleased to have launched 2 major brands, including a global manufacturer of supply and safety products, and also for Aaron’s, a lease-to-own furniture, electronics and appliance retailer.

Our project bookings for Q1 include 3 large technology implementations, which included an American corporation that sells recreational vehicles and camping supplies; a retailer specializing in premium quality goods for the kitchen and table; and a leading supplier of premium training and active wear goods in the Nordic region.

We continue to see increasing strength in our SMB practice. Expanding on our Shopify updates from our Q4 earnings call, we have one and started a new Shopify managed services deal with a designer lingerie company based in New York. We've also completed the contract for another Shopify managed services engagement with a cosmetics retailer. LiveArea has seen a nice improvement in the performance of our Europe operations with 3 new brands signed as part of the Q1 bookings number. We also landed a significant digital marketing retainer for a site merchandising services in the U.K. with a manufacturer of lead glass and crystal drilling, which will help us to expand our portfolio of luxury goods and jewelry in EMEA.

We continue to maintain a strong LiveArea pipeline with both project engagements and retail opportunities expected to close over the next 2 quarters as we look to drive a recognized revenue performance within our 2018 guidance range of $95 million to $100 million from both our current client recurring revenue base and from new projects and retainers represented in our quarterly bookings.

As of the end of Q1 2018, the LiveArea business unit maintained 103 active client engagements working on projects or supporting retainers for digital marketing programs or technology managed services. I expect this metric to fluctuate quarter-to-quarter and will likely reflect the seasonality of the project revenue. But I believe it's one important indicator of the scale of our LiveArea business unit and an indicator of the overall growth of our client portfolio.

Once again, as a reminder, the definition for a LiveArea client engagement can be found on our corporate website.

We're pleased to have started 2018 with an overall strong first quarter. As we look to the remainder of the year, we will continue to focus on leveraging our proven platform and e-commerce expertise to drive growth and service fee revenue, operational efficiency and profitability. We will also continue to implement a segmented go-to-market strategy, including our commitment to trade show booth presence at various industry events.

For a few major events, we will attend with joint representation from both brands, including the upcoming IRC e-show in Chicago in early June. This strategy proves successful at the National Retail Federation Big Show in January as the audience was diverse enough to appeal to both sides.

For most events, we will tailor our business unit presence to the expected audience. We look forward to continuing to see some of you at these various industry events. And Tom and I look forward to continue to engage with all of our investors to answer questions and communicate our exciting story. We will have opportunities to meet with you at various investor conferences and non-deal roadshows over the next few months. And as always, we're happy to make ourselves available by phone. Melissa, we'll now open the call up for Q&A.

Question and Answer

Operator

[Operator Instructions] And our first question will come from Mark Argento from Lake Street Capital Markets.

Mark Nicholas Argento
Lake Street Capital Markets, LLC, Research Division

Just a couple of questions. First, actually, additional visibility on the segment basis that's fairly helpful. Just wanted to kind of dig in a little bit in the, first of, on the -- I know products revenue. I'm assuming that continues to be your copier-printer relationship. Obviously, not contribute a lot. Have you guys -- I know it's been talked about, but any development there in terms of getting that resegmented or reformatted so it flows with the rest of the business as it continues to be at least on a reported basis kind of an anchor to the margins here?

Thomas J. Madden
Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

Right. So as you mentioned, the -- we had seen a decrease this quarter, as we have seen recently, put forth to this product revenue activity. I think we've talked about this on prior calls. We support 2 product lines for Ricoh, and one of those product lines, which now makes up the almost 90% or 85% to 90% of the business activity has a relatively stable business flow for us at about, call it, $33 million to $35 million a year. And then the remainder is a product line that has been decreasing over the years because of Ricoh's planned discontinuance of that line. As we look through the rest of this year, we would expect that deteriorating product line to be reduced pretty significantly. And for us, as we look into '19, to be primarily just supporting this ongoing stable product business going forward. So we don't expect it to have some of the negative impact to us from a top line performance standpoint. Overall, the contract still continues to be a profitable relationship for us. We recognize that it still creates some confusion to our investor audience. And we'd like to at some point, migrate this into a service fee relationship like we have all of our other clients operating on. But we have not kind of forced the issue at this point in time because of the profitability characteristics of that business.

Mark Nicholas Argento
Lake Street Capital Markets, LLC, Research Division

Got it, understood. That's helpful. So yes, okay. No, we’ll leave it at that. In terms of thinking about less top line growth, more margin improvement, which you guys have obviously demonstrated the ability to improve margins. Can you talk a little bit about -- is that -- when you're renewing contracts, structuring them in new ways, were you able to get some more margin dollars? Is that adding additional services to existing relationships? Or is that basically just churning off less profitable relationships and having kind of a strict discipline on new business signed up? Maybe you could help us think about how you, over time, improve margin.

Michael C. Willoughby
Chief Executive Officer and Director

Yes, actually, I think you hit on all 3 of the categories of opportunity that we look at. The first is clearly continuing to evaluate current client relationships for expansion opportunity, what we call land and expand. And we continue to experience success in doing that, both within each business unit, and particularly within each business unit, but also across of the business units. And as you might have picked up on my prepared comments, we had another end-to-end opportunity this quarter, where we had the opportunity to support a client with both LiveArea and PFS services. And so we do continue to see those opportunities to land and expand both within the sales cycle and also once a new client engagement begins. And that's probably our best lever to improve gross margins, particularly as we expand from the PFS to the LiveArea side. But we certainly continue to find that the more services that a client takes advantage of, the more profitable they tend to be, both at the top line and the bottom line. And so client expansions, the #1 lever.

Over the past 12 to 18 months, the second biggest lever for us has been to appropriately adjust our client portfolio to eliminate underperforming clients. That work is largely done. We mentioned that we transitioned that last large client engagement in Q1 of this year successfully.

And as we look at our client portfolio, I would say that we're now to more of a steady state mode where we will continue to work to make sure that each of our client engagement's performance is within our targeted gross margin range. There may be certain quarters where a given client may not, for various reasons, but we're going to be actively involved in managing those accounts.

So I think that lever is -- now goes to the bottom spot, so to speak, and becomes more of a normal operations mode for us, which leaves the second one that you mentioned, which is our ability to engage in higher gross margin activities with clients around either the renewal of the contract or in optimizing the results for a client, which we will focus continually on both of those, looking for opportunities to reduce the cost basis for providing a service to a client, the operational efficiencies that I mentioned. Our team has done a great job of implementing standardization practices and continual process improvement methodologies to just do a better job, be more efficient at providing services for our clients, which obviously improves the gross margin. We also look to continue to add services to our PFS business that improve the gross margin, particularly around technology engagements, providing more management services, fulfillment as a service, which delevers PFS business from the infrastructure and hourly labor components that are at the lower end of the gross margin range. So those things continue to be, I think, important to us. And I expect we'll see continued results from those initiatives this year. I think that becomes our second lever this year for improving gross margins across the business.

Mark Nicholas Argento
Lake Street Capital Markets, LLC, Research Division

All right. That's helpful. And then just one question on the PFS business. How -- what are you guys seeing kind of gross merchandise volume, kind of the volume of products being sold through the -- by your clients that you guys are fulfilling? Is that growing faster than revenue? In line with revenue? What kind of GMV trends do you see there?

Michael C. Willoughby
Chief Executive Officer and Director

I think from a direct-to-consumer perspective, generally, our clients experience the same kind of growth patterns that you see the overall industry growing. And most often, you see the metrics border around holiday year-over-year increases. As we said in the past, not all of our clients experience that. The U.S. Mint, which is our largest client relationship, doesn’t necessarily have that same growth characteristic. There are some exciting things going on at the U.S. Mint. And so there's always the potential that they would see an improvement in their overall sales but it's been pretty steady over the past couple of years. And given that that's one of our larger relationships, that tends to, if we were to try to correlate our revenue to our clients’ GMV, that would probably have a dampening effect on that correlation. Generally speaking, on the PFS side of the business, where you see the most correlation, we would expect our client's GMV growth to be correlated to our revenue growth, but not necessarily the same rate. If you look at the transactional type volumes that we do and how we price those, there certainly is some correlation. There are fixed fees that wouldn't necessarily increase with GMV. And so it wouldn't be linear. And then certain transactions have in certain client engagements, tearing mechanisms that provide an economy of scale benefit back to our client. And so you may see additional volume increases without a truly linear increase in our revenues. But generally speaking, you should see the PFS business track a lot more. On the LiveArea side, I would say that there's not necessarily a correlation. You may see a high project revenue from a certain client, where their GMV wouldn't necessarily correlate and where a client has the willingness and ability to pay us to do a project for them, we're certainly willing to do that without necessarily regard for the GMV flowing through the program.

Operator

Our next question will come from Kara Anderson with B. Riley FBR.

Kara Lyn Anderson
B. Riley FBR, Inc., Research Division

Yes. So Mike, I'm wondering if you can speak to the types of opportunities you're seeing that are compelling enough to bid on in the operations side, outside of your existing clients. And whether or not who you're seeing at the table as far as competition has changed at all? And then last point of the question would be - can you remind us the normalized churn for the operations business now that much of the lower profit clients are those that didn't meet your standards are out of the equation?

Michael C. Willoughby
Chief Executive Officer and Director

Yes. Sure, happy to address that. So I would say that the verticals that we have talked about in the past, with health and beauty, fashion particularly, high-end, luxury, couture, fashion, accessories, footwear and CPG, continue to be our best vertical markets. And I think there are several reasons for that. Cosmetics, health and beauty, fashion, I think those are all categories that work exceptionally well online, where you see a lot of brands that have high-growth characteristics. You've got brands that are coming into the market new and getting traction, and those are all things that we love to be a part of. Those are also verticals where our solution is well-established and mature and where our reputation in the market is very high and where we have the ability to leverage commonalities between solutions to get efficiencies both during implementation and in the operation. So you listen to the details around the PFS business, you picked up on a lot of sort of health and beauty, mentioned a CPG client. And there are quite a few fashion clients in the pipeline as well. So that's, I think, a key part to it. And we will continue to target those verticals.

We also have found that our sweet spot, so to speak, even within these verticals, tends to be programmed that you might call mid-market programs where the online sales expectation for our client is somewhere between, say, a $20 million to $150 million a year in sales as a starting point and where the services that we offer, particularly with all the value-and services around personalization, the sort of high-end brand support that we provide across the PFS solution is extremely valuable and difficult for our clients to replicate at that kind of scale. Obviously, our hope is that as we engage with the client in that sweet spot as they grow, they'll continue to take services from us. That’s certainly the case with the engagement I referred to earlier where we had 16 brands under a single master contract. They're clearly way above the top of the sweet spot at this point. But because our services are differentiated and support each one of those 16 brands in a way that is very distinctive, we continue to provide a great value proposition for our client and are able to provide these services the way the client would have a very difficult time doing in a cost-effective manner. So we target that sweet spot, and that's what we'll continue to do. As a result, as we talk about bookings this year I think you'll hear on the PFS side, us talk about more smaller deals than we might have been discussing, say, going back to 2016. But that, I think that really works for us. I do think that that will help to drive a 5% to 7% to 10% growth rate in the PFS business that we discussed earlier. This year, it's just a year whereas we anniversary some of the churn that we had last year that was intentional, we expect that the moderated growth rates on the top line. But long term, I do expect our strategy can support the 5% to 10% growth rate.

Competitively, I would say that we continue to see some of the same competitors. We certainly see Radial, which has been a traditional competitor regardless of what their name has been over the past 15 years. Their service offering has changed considerably. They're focusing a lot on customer care, broad management, payment services, that sort of thing, but they certainly still have very good capabilities around the same kind of operation services that we offer. And so we continue to see them having gone through a recent acquisition, I think there's some challenge there around adjusting to that new environment, but we still see them for sure. And then the traditional players around trade global or brand shop, Arvato in Europe, particularly, we have seen a company called Saddle Creek, which is a fairly recent addition to the competitive landscape, but we see them competitively as well. As always, our primary differentiation is on the quality of service and brand support and personalization versus price. Rarely will we be the low cost bidder on the project but we think we can differentiate based on value add and our global footprint and continue to largely win the deals that we want to win, and especially in the verticals we're targeting. And then, Tom, do you want to answer the question on expected churn? As we look to the future we've sort of indicated 5% to 7% of the recurring revenue as being sort of targeted rate.

Thomas J. Madden
Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

Right. So the total growth for that PFS operations business is, as Mike indicated, 5% to 7% to high single-digit growth rate. That would be made up of a growth of existing clients of somewhere in that same 5% to 7% range. Growth with new clients, also somewhere in that same range of 5% to 7% or 8%. And then offset by an expected annual churn that we would have from existing clients of somewhere also in that 5% to 8% range. So it's kind of 2 adds and 1 subtraction make up somewhere in that 5% to 10% threshold.

Kara Lyn Anderson
B. Riley FBR, Inc., Research Division

Great. All that information is very helpful. Just one more, hopefully it’s quick, on the Corporate SG&A supplemental information provided. What kind of costs are allocated to that? What are the challenges are you faced with as you think about further allocating those costs to the business segments?

Michael C. Willoughby
Chief Executive Officer and Director

So the business functions that we would include in that are Accounting and Finance, Global HR, Information Services and Legal. And clearly, the business units take advantage of those shared services. There are elements of some of those services that are embedded within the business unit, and that's our direct cost. And so that's already contemplated to an extent. But if you look at the number, it's pretty clear that a large part of those services are impacting support of the 2 business units. I think as we look at true public company expenses, we would probably put that in the range of a $1 million to $2 million.

Thomas J. Madden
Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

Right, $1.5 million to $2 million.

Michael C. Willoughby
Chief Executive Officer and Director

Right and the remainder will be direct service to business units. I'll let Tom to speak to what we might look at as far as 2018 and continuing effort to look at a methodology for allocating some of those to the business units.

Thomas J. Madden
Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

Right. As we set up the new segment reporting structure, our focus was really on trying to make sure that the business owners had both revenue and cost streams that were directly in their control. Certain of the costs that we left in SG&A are items that were not initially directly in their control. But as we migrate and as I made a reference to in my comments, we would like to continue to explore moving certain of those corporate SG&A costs into the business units to ensure that there's a proper focus on that and that we have the right alignment between those, if you will, shared services and the business unit activities. So it's not that those business units aren't involved with those activities today, but we would like to see a further migration of some of the responsibility and management of those costs be pushed out to the operational units as opposed to just at a corporate level.

Operator

Next we'll take a question from George Sutton with Craig Hallum.

George Frederick Sutton
Craig-Hallum Capital Group LLC, Research Division

I wondered if you could just give us a perspective for the LiveArea labs as part of the business, the platform implementation piece of the business. What are you seeing broadly in the Demandware, SAP, et cetera environments? What's working? What's challenged in the business?

Michael C. Willoughby
Chief Executive Officer and Director

George, thanks for the question. Some of the trends that we spoke to last year are still in place in that the Salesforce Commerce Cloud, formally Demandware practice, continues to be our largest practice. We continue to see a significant, I think, amount of or percentage of opportunity in our pipeline being targeted to that particular platform. It remains, I think, in my opinion, clearly, the best enterprise Class B to C platform in the market. I think we mentioned on the last conference call that right before this, the call, even maybe just a few days before, Salesforce had announced the acquisition of CloudCraze, which is a B2B platform. And without necessarily announcing their intentions for how to go-to-market with Salesforce Commerce Cloud and CloudCraze. We don't have any additional information but I think it's a fair assumption to say that Salesforce would, over time, rationalize those 2 platforms and potentially merge them in some form or fashion, which would give Salesforce Commerce Cloud B2B features, we would be excited about that and support that and look forward to that driving additional growth. As we've said in the past, we believe that the majority of the growth over the next 3 to 5 years in e-commerce professional services will come from B2B opportunities, which leads me to the SAP Hybris platform.

It's our second largest platform. It's growing at a faster rate currently than the Salesforce Commerce Cloud, which I think is reflective of that B2B growth. When we see B2B engagements, they tend to be longer term projects. They tend to be larger projects with more customization required to implement features and functionalities that the business expects when selling to other businesses. So we continue to be optimistic and excited about the potential there. We clearly will monitor the competitive landscape, including Salesforce Commerce Cloud’s desires with regard to that acquisition. But today, if you were to segment the market, you would have to give Commerce Cloud the lead in the B2C side and you’d have to give Hybris the lead in the B2B side, and that's what you see from research analysts that write on the platforms.

I mentioned Shopify a couple of times in my prepared comments. We started what we call an SMB practice, which is the combination of both Magento and Shopify, really believing that the lower end of the mid-market is best served by either of those 2 platforms. It's somewhat of a bake-off as we look at the 2 platforms and how they compete with one another. But in our bookings for Q1, we had both Magento and Shopify opportunities that we signed contracts for. We're excited to participate in the Shopify environment and believe that their continued investment will be fruitful and that they can continue to move up market, although there is a certain limit to the platform's ability to flex to complicated requirements. And so based on the way it's architected today, I would expect it to stay at the lower end of the mid-market and allow SAP and Commerce Cloud to dominate the mid-upper end of the market.

We continue to see IBM WebSphere opportunities flat to decline in anticipation of a new version that they're expected to launch next year. I think the entire market is in the same mode of wait and see with regard to IBM. But we appreciate our relationship with IBM and the customers or clients that we have that are on that platform, and we'll certainly continue to provide services on the current versions, help our clients to move to newer ones and would anticipate, hopefully, a lot of opportunity in helping clients move to the new version that's eagerly anticipated next year. So it's a bit wait and see with regard to IBM.

And then, Oracle, which is the last platform that we would typically talk about continues to be fairly nonexistent for us, reflecting I think the struggles that Oracle has had in the marketplace. I think there is potential with their new cloud version but it's pretty much wait and see for us in there as well. So that covers, I think, the platform practices.

George Frederick Sutton
Craig-Hallum Capital Group LLC, Research Division

My last question. When you've obviously gone through and done a lot of work to separate the assets, and I'm just curious what you're learning as you've gone through that process in terms of your view of the value of each of those separate assets? And are you starting to run the business differently or look at investing in the pieces differently than you were before?

Michael C. Willoughby
Chief Executive Officer and Director

I'll speak to the, maybe to the commercial side and let Tom comment on value. I think this exercise has been extraordinary beneficial for the company initially, operationally. As we focus on how our clients are buying services and the kind of attention that they want and maybe even the audience that we now typically engage with within our clients on both sides of the business. LiveArea is typically engaged with a marketing person, whether it's a Chief Marketing Officer, VP of E-commerce, maybe even a Chief Digital Officer and PFS now is one way or another typically engaged with somebody more operational whether it's a BLO or Chief Supply Chain Officer or even the CIO from time to time. And so the audience is different. I think the way that services are provided is different. Project orientation on the LiveArea side really leads to a different sort of management approach to the business, even though will be different culture within that part of that business unit, there's lots of commonalities between them that we try to make universal. But managing a professional services staff with all that goes with that versus an operations-oriented staff and the hourly component that's there are quite different.

And we started to see the benefits of that last year and I think were reflected in the holiday successes that we had last year, where we did scale to our clients over performance and did so in a way that put profitability straight to the bottom line more than we had in previous holidays. And so the operational benefits are there. I think the commercial benefits we're starting to see as we go-to-market with these 2 brands side-by-side, including trade show attendance and the response we've gotten from our sales effort. LiveArea is a brand that's starting to be recognized widely within our industry and has a reputation for high quality and for supporting branded experience just like we always have, but with a separate brand. So I think the go-to-market strategy is proving successful. I also think that the financial management, as Tom mentioned earlier, the ability for us to specify targets to our management team, that they have direct control over, where they have the ability to direct sales and marketing resources, they have the ability to manage the pipeline, implement projects and achieve the segment objectives that we put in front of them, empowers them and their teams to go make those results happen in a way that was more difficult when we're managing the entire business together, especially as the buying habits of our clients have changed away from predominantly end to end to more best-of-breed buying habits. So I think in almost every regard, the segmentation, both operationally and financially, has been beneficial. It hasn't been without its challenges. Lots of work, really hard work, both within the operation staff and our technology staff and most clearly with our finance staff as they've done the hard work of segmenting the results. But I do think that the results will be effective for both investors and for our clients. And then with regard to how that may translate to value, I'll let Tom to -- maybe what we see comparably in the market and how we think both PFS and LiveArea may compare to valuations that may be provided through M&A or through other ways of thinking about value.

Thomas J. Madden
Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

Okay. As Mike indicated, first of all, we were continuing to evolve our financial reporting and analysis of the 2 business units. We've made great strides over the last 6 months, and those efforts have really contributed to a lot of increased visibility and transparency, not only to our outside investor audience, but also internally. And I think the management team’s focus on being able to understand their financial numbers, understand their cost and run their business with the proper financial objectives and targets in front of them is very helpful and helps increase our operational efficiencies as we go forward.

One of the reasons that we, I guess, a couple of reasons why we went on this road. One was because we felt like it was a stronger go-to-market strategy and would allow us to improve our own performance. But it was also important for us, as we talked to our investor audience, to recognize these 2 business units and understand the valuation models that are out in play in the marketplace today. We've seen transactions happening in the market from a PFS or from an operations standpoint that are generally evaluated on an adjusted EBITDA multiple and transactions over the last 6 to 12 to 18 months have generally been in that kind of, call it, 10 to 13x multiple range. On the professional services side, external transactions that have occurred have often been at valuation ranges in the, call it, 2.5 to 3 times of annual revenue performance. So as we look at the business today and look at our share price and how it's been evaluated historically, I think we've been judged primarily on an EBITDA multiple and one of our efforts here is to ensure that the outside audience better understands these 2 business segments so that they can use these financial results that we're presenting and really take a look at how the 2 businesses rolls up together really have significant value in the marketplace as we look at some of those external barometers.

Operator

Our next question will come from Tim Klasell with Northland Securities.

Timothy Elmer Klasell
Northland Capital Markets, Research Division

Just a quick question on the seasonality. And I'm sorry; I’ve been jumping between calls here. But what should we expect for the differences there between the 2 segments sort of going forward as we’re modeling this out?

Michael C. Willoughby
Chief Executive Officer and Director

Yes, it's a great question. So I think one of the things that we are looking to achieve with this segmentation and also having fully integrated the acquisitions that we have done over the past 4 years is to better understand ourselves, what some of those curves look like. I think my expectation would be based on kind of living with the professional services business as it's evolved over the past 4 or 5 years is that it does have a seasonality and a certain curve to it where you would expect, as you go into the new year with people coming out of the holiday, you tend to see a lower revenue and sort of gross margin performance in Q1 and you start to see that ramp in Q2 and our experience is recently that Q3 is the biggest revenue year as well as being the most profitable with gross margins that tend to be higher as you just have staff that's fully utilized and in many cases, working overtime and getting paid by the client for that over time. And so those things all come together to create the peak of your seasonality curve in Q3. We would -- if I have answered that question 3 years ago, I would have said sat you have expected a pretty steep drop off in Q4, maybe even to be the lowest quarter. But with the recent increase in B2B engagements, with the many clients that are making decisions now for the coming year, in the mid-part of the current year, we haven't necessarily seen Q4 drop off recently as much as we might have expected. And so if I should draw the curve now, I would probably say that Q1 would be the lowest, Q2 is sort of typically be similar to maybe a slight improvement from a revenue perspective. Q3 is going to be the sort of monster quarter. And then Q4, we might expect somewhat of a decline from Q3, but still be strong. That's on the LiveArea side of the business.

The PFS business typically looks like a little bit stronger Q1 than Q2 and Q3, as you're wrapping up holiday work and doing returns processing and reconfiguring client solutions, and thus doing project work. This year's Q1 was really, really good, maybe surprisingly so, having to do with clients that continue to promote well into the year and experience success as well as doing some projects around the reconfiguration that I mentioned. I would expect Q2 and Q3 to kind of be the seasonally low quarters like they typically have been for that business. And then, as always, Q4 is the monster quarter for PFS. We expect it to be again this year, early indicators are that there should be another good holiday. Our clients expect it to be another good holiday. It's a little early to make prognostications. But assuming the economy continues to be strong and retail buyers continue to be optimistic, we'd expect PFS Q4 to be another big quarter. And this year, hopefully, like we did last year, we're able to turn that strength into positive profitability contributions as well.

Timothy Elmer Klasell
Northland Capital Markets, Research Division

Okay, great. And then one follow-up question on the shared services, a follow-up there. What do you expect that to end up maybe the shared services portions being, if you're -- there's a certain amount of efficiency you gain by having shared services, I'm sure. So it can't go to 0. What do you think the minimum would be?

Michael C. Willoughby
Chief Executive Officer and Director

It's an interesting question. I'll let Tom answer the what could it be question. I do think philosophically, providing certain shared services to both business units is the appropriate model. It's more than just a holding company, where you basically move everything to these units and don't really have any efficiency, but it's different than the model we have had in the past, where you had a lot of business functions that were done centrally. So I think it's a pretty good middle ground. And as we said earlier, gives our management team the ability to really run their piece of the business with the things that they're in direct control over. I think there's a middle ground that we’ll probably ultimately get to where we're able to continue to assess the things that could be under direct control of a business unit leader and whether those things sort of are direct reporting type control or whether there's a dotted line element that we feel like gives them enough control, that's kind of the work that we need to do the rest of the year. I think that's a better approach than just taking a sort of allocation methodology and just deciding that based on some percent of revenue or some other sort of ratio allocating the expenses, that certainly would be a way to do it, but it doesn't necessarily get us the operational control and accountability that we're looking for. So I don't think Tom necessarily has a crystal ball ready to [indiscernible] look like in Q4.

Thomas J. Madden
Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

I will tell you what the numbers are going to be. But it's an evolving process. Again, I think we have made great progress and we continue to look for more opportunities to drive the right focus throughout the organization in order to moderate and control costs.

Michael C. Willoughby
Chief Executive Officer and Director

Yes, the one thing that we did commit to doing is that we do change methodologies, we find opportunities to direct allocate, we will make the adjustments to prior year so that you continue to have an apples-to-apples comparison and that we are continuing to provide a segmentation approach that's reflective of the way we view the business internally because that's really what we wanted to do, is make sure you're looking at it the same way we're looking at it with regard to operations and compensations, things like that.

Operator

[Operator Instructions] Our next question will come from Tom Champion with Cowen and Company.

Unknown Analyst

This is Phil in for Tom. I was just wondering if you could give some additional color on your business in Europe and what your expectations might be for the growth there longer term.

Michael C. Willoughby
Chief Executive Officer and Director

Yes. And so it's a good question. And last year, I think during our conference call times, we mentioned a couple of times that we were unhappy with the results that we were driving in Europe.

Thomas J. Madden
Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

In U.K.

Michael C. Willoughby
Chief Executive Officer and Director

In the U.K., particularly. I guess, it's important to differentiate. Our PFS business in Europe has been good. We've never had an issue with that necessarily called it out. But the U.K. LiveArea business was the focus of discussion last year and effort on our part to both make the appropriate sales and marketing investments and also to make sure the organization was sized appropriately for the work that we had. So as we worked towards the back half of the year to, frankly, make a lot of adjustments to that organization, continued to maintain a pipeline that looked good, we felt like at the end of the year, we were at the right place with regard the way the organization was structured and led and staffed for the steady-state business. And then in Q1 of this year, we actually did experience an improvement in closing deals, which is something we've been waiting for almost a year to see. I still don't necessarily have a lot of good information for why we necessarily saw sluggish sales results in the U.K. last year. It could be Brexit related, I don't know. But it was something that we saw that we felt like was probably a macro type situation. So Q1, so far, so good, getting the year kicked off good. It would be nice to continue to see those kinds of improvements quarter-over-quarter. I think our expectation is that it is, for us, contributing, not detracting from our results. But I wouldn't necessarily look this year for it to be a big source of growth. I would also look forward to being pleasantly surprised if we continue to close business at the rate we did in Q1 in which in case it would be a nice, positive contributor to growth. But we wouldn't expect it to be sort of material component of our growth objectives this year from LiveArea.

Thomas Steven Champion
Cowen and Company, LLC, Research Division

Great. That's super helpful. And then one more, if I could. I was just wondering how does the proportion of end-to-end clients as of a portion of total clients trend over time? And do you have any particular targets in mind when you think about getting clients to go sort of that route?

Michael C. Willoughby
Chief Executive Officer and Director

Yes. So it's a great question. A couple of different elements there. Right now, about 25% of our clients consume both LiveArea and PFS services and therefore, by definition, end-to-end. But around 50% of the revenue could be attributed to those end-to-end clients. And so they clearly are the more valuable clients. And we have clients there consuming the whole set of services. There's just lots of benefits. They're stickier. I think they're more profitable. I think it's more cost-effective for the client. So we still think that that's a very good model. There's lots of value to it. It's just difficult to sell that way. And I don't think that, that has changed over the past 12 to 18 months as we've been talking about it. The buying patterns are still very much best-of-breed. And so our commitment is to really create end-to-end clients more than we buy them through our sales cycle.

As far as having an objective, my base line objective would be to try and make sure that we maintain that kind of percentage. I think 25% is a good number and 50% of your revenue is great. I'd like to not see that decline. And so we have a lot of effort targeted to continuing to land and expand upselling our clients on both business units whenever they are only getting services from one or the other. And we even have within our compensation program the ability to reward our sales reps in LiveArea or PFS for selling services in the other business units. So we're trying to make sure we're doing everything we can to take advantage of that. But you really do have to be at the right place at the right time to have a conversation about adding fulfillment to technology services or adding digital marketing to a call center opportunity. One of the great things about the relationship we have with our clients on both sides of the business is it's day in, day out relationship. You're maintaining a constant dialogue with the client. So you're often the first to hear about an opportunity, and we want to make sure we're jumping on that. So that's kind of the objective in the near term, is to maintain the base, to continue to see those favorable financial characteristics coming from these clients. And if the market turns around and starts to, once again, value in the sales cycle, the benefit of getting everything from a single, world-class partner, we certainly are poised to take advantage of that should the pendulum swing back to the other sort side of the buying better.

Operator

At this time, this concludes our question-and-answer session. I would now like to turn the call back over to Mr. Madden for closing remarks.

Thomas J. Madden
Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

Thank you, Melissa. This is Mike. I'd like to thank everyone that attended the call today. We are hopeful, as you can tell, and incredibly excited with the main developments of our business. We're excited to be able to present the business to you in this new format. We look forward to continue to evolve that through the year and getting feedback from you. We also look forward to speaking with our investors and our analysts when we report our second quarter results in August. As I said earlier, there will be opportunities between now and then at various conferences and non-deal roadshows. And we do want to make sure that you all know we're always available to be on the phone and talk to you. So for Tom and I, thank you for attending today. We look forward to seeing you again in the future.

Operator Ladies and gentlemen, this does conclude today's teleconference. You may disconnect your lines at this time. Thank you for your participation.